EXHIBIT 99.1

VERSO ADDRESSES NYSE CONTINUED LISTING STANDARD

MEMPHIS, Tenn. - June 29, 2015 - Verso Corporation (NYSE: VRS) announced today that the New York Stock Exchange has notified Verso that it has fallen below the NYSE’s continued listing standard requiring that the average share price of Verso’s common stock be at least $1.00 over a consecutive 30-trading-day period. As of June 24, 2015, the date of the NYSE notification, the average closing price of Verso’s common stock over the past 30 consecutive trading days was $0.96 per share.

Verso intends to regain compliance with the NYSE’s continued listing standard by bringing the share price and the average share price of Verso’s common stock back to at least $1.00 within the required period of six months after receipt of the NYSE notification, i.e., by December 24, 2015. However, if Verso cannot cure the share price deficiency by such date, Verso intends to conduct a reverse stock split to facilitate achieving the $1.00 share price and average share price. In such case, as permitted by the NYSE’s rules, Verso would solicit stockholder approval of an appropriate amendment of its certificate of incorporation at its next annual stockholders meeting to be held in May 2016 and would effect the reverse stock split promptly thereafter.

About Verso

Verso Corporation is a leading North American producer of printing papers, specialty papers and pulp. Our printing papers are used primarily in commercial printing, media and marketing applications, including magazines, catalogs, books, direct mail, corporate collateral and retail inserts. Our specialty papers are used primarily in label and converting, flexible packaging and technical paper applications. Headquartered in Memphis, Tennessee, with a business center in Miamisburg, Ohio, Verso operates eight mills strategically located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin with a total annual production capacity of approximately 3.6 million tons.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and other similar expressions.  Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso.  Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business.  For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission.  Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Media Contact:
Kathi Rowzie
Vice President, Communications and Public Affairs
(901) 369-5800
kathi.rowzie@versoco.com